Exhibit 99.1

News Release

Media Inquiries:	Investor Relations:
Doug Holt	Bev Fleming
(312) 557-1571	(312) 444-7811

http://www.northerntrust.com

Northern Trust Announces Next Step in Osborn Transition

CHICAGO, November 11, 2008 – Northern Trust Corporation announced today that William A. Osborn, Chairman of Northern Trust Corporation and its principal subsidiary, The Northern Trust Company, is retiring as an executive officer of the company. Mr. Osborn will continue to serve as Chairman of the Board of Directors.

“Serving Northern Trust for over 38 years has been a true honor, and as the leadership transition process moves ahead I look forward to my continued involvement as Chairman of the Board,” Osborn said. “Northern Trust is well positioned to uphold its hallmarks of financial strength, client focus, and a conservative management philosophy.”

“Bill Osborn’s extraordinary leadership and vision at Northern Trust have helped build our Company into a leading global financial institution,” said Frederick H. Waddell, President and Chief Executive Officer of Northern Trust. “We owe Bill our deepest thanks for his dedication, commitment and hard work, and we are grateful for the benefit of his continuing leadership as Chairman of Northern Trust’s Board.”

Mr. Osborn joined Northern Trust in 1970 and subsequently held leadership positions in the Commercial Banking and Personal Financial Services Business Units. He was named President and Chief Operating Officer in December 1993 and was named Chief Executive Officer, in addition to President, in June 1995. He became Chairman in October 1995 and ended his tenure as Chief Executive Officer on December 31, 2007.

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About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2008, Northern Trust had assets under custody of US$3.5 trillion, and assets under investment management of US$652.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.